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                                                                  EXHIBIT 12.0

                                 POPULAR, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)
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                                                                                    Year Ended December 31,
                                                           ----------------------------------------------------------------------
                                                             1998            1997            1996         1995            1994

Income before income taxes                                 307,019          284,026         256,027       206,130         175,177

Fixed charges:

Interest expense                                           779,444          707,348         591,540       521,624         351,633
Estimated interest component
 of net rental payments                                      8,817            7,779           7,065         6,012           5,568

Total fixed charges including
 interest on deposits                                      788,261          715,127         598,605       527,636         357,201


Less: interest on deposits                                 411,517          366,528         350,221       329,783         247,726

Total fixed charges excluding
 interest on deposits                                      376,744          348,599         248,384       197,853         109,475

Income before taxes and
 fixed charges (including interest
 on deposits)                                           $1,095,280         $999,153        $854,632      $733,766        $532,378


Income before income taxes and
 fixed charges (excluding interest
 on deposits)                                           $  683,763         $632,625        $504,411      $403,983        $284,652


Preferred stock dividends                                    8,350            8,350           8,350         8,350           4,630

Ratio of earnings to fixed charges

  Including Interest on Deposits                               1.4              1.4             1.4           1.4             1.5

  Excluding Interest on Deposits                               1.8              1.8             2.0           2.0             2.6

Ratio of earnings to fixed charges & Preferred Stock Dividends

  Including Interest on Deposits                               1.4              1.4             1.4           1.4             1.5

  Excluding Interest on Deposits                               1.8              1.8             2.0           2.0             2.5

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